Exhibit 10.1
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of this 21th day of August 2008, by and between CHROMADEX INC., a California corporation (“Employer”), and FRANK L JAKSCH, JR., an individual (“Employee”).
R E C I T A L S
A. On April 14, 2008, Employer and Employee entered into an Employment Agreement which provides for the employment by Employer of Employee (the “Original Employment Agreement”).
B. Employer and Employee now desire to amend the Employment Agreement in certain respects only, on the terms of this Amendment.
A G R E E M E N T
In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree to amend the Employment Agreement as follows:
1. The following paragraph is added to the Employment Agreement as Section 8(i) to the Employment Agreement:
(i) Application of Section 409A — Notwithstanding anything to the contrary in this Agreement, solely to the extent that such delay is required in order to avoid the imposition of an excise tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Employee is a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, any payments to be made pursuant to this Agreement that are considered to be non-qualified deferred compensation distributable in connection with the Employee’s separation from service with Employer for purposes of Section 409A of the Code, and which otherwise would have been payable at any time during the six-month period immediately following Employee’s separation from service with Employer, shall not be paid prior to, and shall instead be payable in a lump sum within ten (10) business days following the end of such six-month period. The parties agree that in the event the Internal Revenue Service issues additional guidance to the effect that any of the payments provided for in this Agreement would not be in compliance with Section 409A of the Code, the parties will negotiate in good faith to address such guidance so that such payments are compliant with Section 409A of the Code to the extent reasonably practicable.

2. This Amendment along with the Employment Agreement constitute the sole and entire agreements of the parties relating to the subject matter contained therein. To the extent there is any inconsistency between this Amendment and the Employment Agreement, the provisions of this Amendment shall be controlling.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

“EMPLOYER”:			“EMPLOYEE”:

CHROMADEX, INC., a California corporation

By:	/s/ Stephen Block		/s/ Frank L Jaksch, Jr.

	Its:	Director/Chair of Compensation Committee	FRANK L JAKSCH, JR.

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